                                                              EXHIBIT 10.22



                            ASSET PURCHASE AGREEMENT


                 This Asset Purchase Agreement, dated as of February 13, 1997, is by and among ECO SOIL SYSTEMS, INC., a Nebraska corporation ("Buyer"), TURFMAKERS, INC., a California corporation, ("Seller"), and ROBERT MAYCOCK, an individual ("Shareholder").

                                    RECITALS

                 A. Seller owns certain assets which it uses in the conduct of the Business (as defined below). Shareholder owns all of the outstanding capital stock of Seller.

                 B. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, such assets upon the terms and subject to the conditions of this Agreement.

                                   AGREEMENT

                 NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

         1.1 Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

                 "Affiliate" shall have the meaning set forth in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

                 "Ancillary Agreements" shall mean the Covenants Not to Compete substantially in the forms attached hereto as Exhibits F and G, respectively, and a consulting agreement in form and substance reasonably satisfactory to Seller and Shareholder providing for Shareholder to be retained by Buyer as a consultant for a period of five months beginning February 1, 1997 at a rate of $5,000 per month. Shareholder's duties as a consultant will include assisting in the transition of the business and using his best efforts to obtain orders for seed and control products.

                 "Assets" shall mean all of the right, title and interest in and to the business, properties, assets and rights of any kind, as of the Closing, except as set forth below, whether tangible or intangible, real or personal and constituting, or used or useful in connection with, or related to, the Business, including without limitation all of Seller's right, title and interest in the following:

                 (a)      all Contract Rights, to the extent transferable;

                 (b) all accounts and notes receivable of Seller arising from deliveries of product on and after the Effective Date;

                 (c)      the Leases listed on Schedule 4.6;

                 (d)      the Leasehold Estate, to the extent transferable;

                 (e)      all Leasehold Improvements;

                 (f)      all Fixtures and Equipment;

                 (g)      all Inventory;

                 (h)      all automobiles and trucks;

                 (i) copies of all Books and Records as requested by Buyer;

                 (j) all Proprietary Rights relating to the Business, to the extent transferable;

                 (k)      to the extent transferable, all Permits;

                 (l) all available supplies, sales literature, promotional literature, customer, supplier and distributor lists, art work, display units, telephone and fax numbers and purchasing records related to the Business;

                 (m) all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Assets or services furnished to Seller pertaining to the Business or affecting the Assets, to the extent such warranties, representations and guarantees (i) are not required by Seller to fulfill its obligations under this Agreement and (ii) are assignable;

                 (n) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any person or entity, except as related to enforcing payment of Seller's accounts and notes receivable (whether current or noncurrent) arising from deliveries of products by Seller related to the Business prior to the Effective Date;

                 (o) all computer hardware and, to the extent transferable, software with respect to the Business; and

                 (p)      all rights to the name "Turfmakers";

but excluding therefrom the Excluded Assets.

                 "Books and Records" shall mean (a) all records and lists of Seller pertaining to the Assets, (b) all records and lists pertaining to the Business, customers, suppliers or personnel of Seller, (c) all product, business and marketing plans of Seller and (d) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by Seller, but excluding Seller's minute books, stock books and tax returns.

                 "Business" shall mean the Seller's business of selling and distributing seed, fertilizer and pesticides to golf courses and the ornamental turf industry.





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
                 "Closing Date" shall mean February 14, 1997, or such other date as Buyer and Seller shall mutually agree upon.

                 "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

                 "Contract" shall mean any agreement, contract, note, loan, evidence of indebtedness, purchase order, letter of credit, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation or commitment to which Seller is a party or is bound and which relates to the Business or the Assets, whether oral or written, but excluding the Facility Lease.

                 "Contract Rights" shall mean all of Seller's rights and obligations under the Contracts listed on Schedule 4.6.

                 "Disclosure Schedule" shall mean a schedule executed and delivered by Seller to Buyer as of the date hereof which sets forth the exceptions to the representations and warranties contained in Article IV hereof and certain other information called for by this Agreement.

                 "Effective Date" shall mean February 1, 1997.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                 "Employee Plan" shall mean an "employee plan" as defined under ERISA.

                 "Encumbrance" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

                 "Excluded Assets," notwithstanding any other provision of this Agreement, shall mean the following assets of Seller on the Closing Date which are not to be acquired by Buyer hereunder:

                 (a)      all cash and cash equivalents held by Seller;

                 (b) all accounts and notes receivable (whether current or noncurrent) of Seller with respect to the Business arising from deliveries of product prior to the Effective Date;

                 (c)      all Permits, to the extent not transferable;

                 (d) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind against any person or entity arising out of or relating to the Excluded Assets and/or relating to the Assets to the extent related to the Excluded Liabilities;

                 (e) utility, lease and other deposits and all prepaid expenses of Seller including without limitation the security deposit on the Lease;





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
                 (f) all leasehold estates or other real property interests in any Former Facility;

                 (g) all rights and interests in Insurance Policies, including without limitation, prepaid insurance premiums, unearned premium refunds and claim proceeds; and

                 (h) all assets of Seller not related to or otherwise used in connection with the Business.

                 "Facility" shall mean the premises located at 68-805C Perez Road, Building F, Suites 31-38, 55-57, 21-25, 27-28, Building G, Suites 67-69, Cathedral City, California 92234.

                 "Facility Lease" shall mean the lease of the Facility listed on Schedule 4.5.

                 "Financial Statements" shall mean the compilation financial statements of Seller for each of the three years ended December 31, 1996 previously provided by Seller to Buyer.

                 "Fixtures and Equipment" shall mean all of the furniture, fixtures, furnishings, machinery, spare parts, supplies, equipment and other tangible personal property owned by Seller and used in connection with the Business.

                 "Former Facility" shall mean any plant, office, manufacturing facility, store, warehouse, improvement, administrative building and all real property and related facilities used in connection with the Business which was owned, leased or operated by Seller at any time up to and including the date hereof, but excluding the Facility.

                 "Insurance Policies" shall mean the insurance policies related to the Assets as described in Section 4.21.

                 "Inventory" shall mean (i) all of Seller's inventory held for resale and (ii) all bulk store supplies of Seller, with respect to the Business, which are located in the Facility; provided that "Inventory" shall not be deemed to include any ferric sulphate.

                 "Leased Real Property" shall mean all leased property described in the Facility Lease.

                 "Leasehold Estate" shall mean all of Seller's rights and obligations as lessee under the Facility Lease.

                 "Leasehold Improvements" shall mean all leasehold improvements situated in or on the Leased Real Property to the extent owned by Seller.

                 "Leases" shall mean all of the existing leases with respect to the personal or real property of Seller listed on Schedules 4.5 and 4.6.

                 "material adverse effect" or "material adverse change" shall mean with respect to the Business or the Assets any adverse effect or change in the condition (financial or other), business, results of operations, prospects, assets, liabilities or operations of the Business and/or the Assets or on the ability of Seller to consummate the transactions contemplated hereby, or any event or condition





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which would, with the passage of time, constitute a "material adverse effect"
or "material adverse change."

                 "Permits" shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other person, necessary or desirable for the present or anticipated conduct of, or relating to the operation of the Business.

                 "Purchased Assets" means all of Seller's right, title and interest in and to the Assets, except the Excluded Assets.

                 "Representative" shall mean any officer, director, principal, attorney, agent, employee or other representative.

                 "Tax" shall mean any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other government charge, including without limitation income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including without limitation interest, penalties and additions in connection therewith.

         1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

                    Term                                                                Section
                    ----                                                                -------
                    Action                                                              4.11
                    Assumed Liabilities                                                 2.2
                    Assumption Documents                                                3.2(b)
                    Bulk Sales Act                                                      10.4
                    Claim                                                               10.3(d)
                    Claim Notice                                                        10.2(d)
                    Closing                                                             3.1
                    Confidential Information                                            11.11
                    Damages                                                             10.3(a)
                    Environmental Conditions                                            4.26(k)
                    Environmental Laws                                                  4.26
                    Excluded Liabilities                                                2.3
                    Hazardous Substance                                                 4.26
                    Lease Modifications                                                 4.5
                    Proposed Acquisition Transaction                                    6.2(a)
                    Proprietary Rights                                                  4.17(a)
                    Purchase Price                                                      2.4(a)
                    Release                                                             4.26(a)





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
                                   ARTICLE II

                          PURCHASE AND SALE OF ASSETS

         2.1 Transfer of Assets. Upon the terms and subject to the conditions contained herein, at the Closing, Seller will sell, convey, transfer, assign and deliver to Buyer, and Buyer will acquire from Seller, the Purchased Assets.

         2.2 Assumption of Liabilities. Upon the terms and subject to the conditions contained herein, at the Closing, Buyer shall assume the following, and only the following, obligations and liabilities of Seller (the "Assumed Liabilities"): (i) all obligations and liabilities accruing, arising out of, or relating to events or occurrences happening after the Effective Date under the Contracts and Leases listed on Schedules 4.5 and 4.6 and (ii) the accounts payable listed on Schedule 2.2. In addition, Buyer will reimburse Seller for all wages earned by Seller's employees in the ordinary course of business from the Effective Date through the Closing Date.

         2.3 Excluded Liabilities. Notwithstanding any other provision of this Agreement, except for the Assumed Liabilities expressly specified in
Section 2.2, Buyer shall not assume, or otherwise be responsible for, any liabilities or obligations of Seller, whether actual or contingent, matured or unmatured, liquidated or unliquidated, or known or unknown, whether arising out of occurrences prior to, at or after the date hereof ("Excluded Liabilities"), which Excluded Liabilities include, without limitation:

                 (a) Any liability or obligation to or in respect of any employees or former employees of Seller including without limitation (i) any employment agreement, whether or not written, between Seller and any person including without limitation accrued vested vacation benefits, unpaid bonuses and salaries, (ii) any liability under any Employee Plan at any time maintained, contributed to or required to be contributed to by or with respect to Seller or under which Seller may incur liability, or any contributions, benefits or liabilities therefor, or any liability with respect to Seller's withdrawal or partial withdrawal from or termination of any Employee Plan and
(iii) any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker's compensation law or regulation or under any federal or state employment discrimination law or regulation, which shall have been asserted on or prior to the Closing Date or is based on acts or omissions which occurred on or prior to the Closing Date;

                 (b) Any liability or obligation of Seller in respect of any Tax;

                 (c) Any liability arising from any injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from defects in products manufactured or from services performed by or on behalf of Seller or any other person or entity on or prior to the Closing Date;

                 (d) Any liability or obligation of Seller arising out of or related to any Action against Seller or any Action which adversely affects the Assets and which shall have been asserted on or prior to the Closing Date or to the extent the basis of which shall have arisen on or prior to the Closing Date;





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
                 (e) Any liability or obligation of Seller resulting from entering into, performing its obligations pursuant to or consummating the transactions contemplated by, this Agreement (including without limitation any liability or obligation of Seller pursuant to Article X hereof); and

                 (f) Any liability or obligation related to any Former Facility, including without limitation any liability under any applicable Environmental Laws.

         2.4     Purchase Price.

                 (a) Purchase Price. Upon the terms and subject to the conditions set forth herein, Buyer shall pay to Seller for the sale, transfer, assignment, conveyance and delivery of the Purchased Assets, the aggregate amount of: (i) upon execution hereof, a deposit of One Hundred Thousand Dollars ($100,000); (ii) at Closing, Four Hundred Fifty Thousand Dollars ($450,000);
(iii) at Closing, a partial equipment payment of Eighty Thousand Dollars ($80,000); (iv) at Closing, a partial inventory payment of Four Hundred Sixty Thousand Dollars ($460,000); (v) at Closing, Twenty-Five Thousand shares of Common Stock, par value $.005 per share, of Buyer; (vi) on March 7, 1997, an additional equipment payment of Twenty Thousand Dollars ($20,000), unless Buyer obtains at its expense an independent appraisal (calculating the average of the retail and wholesale market values of the equipment) prior to March 7, 1997 which shows the fair market value of Seller's equipment to be less than $100,000, in which case the additional equipment payment shall be reduced on a dollar for dollar basis; (vii) on March 7, 1997, an additional inventory payment of Forty Thousand Dollars ($40,000), unless the value of Seller's Inventory as determined through a physical inventory on February 4, 1997, adjusted to book on or before March 7, 1997, is less than $500,000, in which case the additional inventory payment shall be reduced on a dollar for dollar basis; (viii) on August 7, 1997, One Hundred Fifty Thousand Dollars ($150,000) (collectively, the payments in clauses (i)-(viii) above are referred to herein as the "Purchase Price"). The portions of the Purchase Price payable in cash at Closing shall be paid as follows: $243,000 to Hemet Federal Savings & Loan; $191,880.00 to Willamette Seed Co.; $336,372.30 to International Seeds, Inc.; $110,000 to J.R. Simplot/Best Products; and $108,747.70 to Seller; it being understood that the amounts set forth in the preceding clause shall be subject to adjustment prior to Closing based on quotes from such creditors of the amounts owed to them by Seller. Each portion of the Purchase Price payable after the Closing shall be payable by same day wire transfer, cashier's check or other "same day funds" acceptable to Seller. In the event the amount of the value of Seller's equipment as determined by the appraisal is less than $80,000, Seller will refund to Buyer on March 7, 1997 the amount by which $80,000 exceeded the value of Seller's equipment at Closing.

                 (b) Allocations. The Purchase Price shall be allocated among the Purchased Assets in the manner required by Section 1060 of the Code and regulations thereunder. Exhibit A attached hereto sets forth the amount of the Purchase Price allocable to the various Purchased Assets. Buyer and Seller agree to each prepare and file on a timely basis with the Internal Revenue Service substantially identical initial and supplemental Internal Revenue Service Forms 8594 "Asset Acquisition Statements Under Section 1060" consistent with Exhibit A.

                 (c) Inventory. The quantities of Inventory to be purchased and sold hereunder shall be determined by the itemized inventory taken on February 4, 1997, which shall be adjusted to book on or before March 7, 1997, using the same procedures normally used by Buyer to take inventories of the type of Inventory being counted. Seller's Inventory shall be valued in an amount as agreed by Buyer and Seller in accordance with generally accepted accounting principles at the lower





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
of cost or market value in the manner prescribed in Section 4.22. To the extent Seller's Inventory includes items not of a quality or quantity usable or salable in the ordinary course of business, Buyer shall be entitled to return such items to Seller and deduct an amount equal to the book value thereof from the additional inventory payment described in Section 2.4 above.

                 (d) Legend. All share certificates representing shares of the common stock of Buyer to be delivered to the Seller hereunder shall bear a legend substantially as follows:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS (THE "STATE ACTS"), HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND QUALIFICATION UNDER THE STATE ACTS OR EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS (INCLUDING, IN THE CASE OF THE SECURITIES ACT, THE EXEMPTION AFFORDED BY RULE 144).

         2.5 Closing Costs; Transfer Taxes and Fees. Seller shall be responsible for any documentary and transfer taxes and any sales, use or other taxes imposed by reason of the transfers of Purchased Assets provided hereunder and any deficiency, interest or penalty asserted with respect thereto. Seller shall pay the fees and costs of recording or filing all applicable conveyancing instruments described in Section 3.2(a). Buyer shall pay all costs of applying for new Permits and obtaining the transfer of existing Permits which may be lawfully transferred.

         2.6 Prorations. Any prepaid rent plus, to the extent water, sewage, disposal, electricity, telephone and other utilities and services have not been transferred to Buyer as of the Effective Date, the charges for such utilities and services shall be prorated between Buyer and Seller as of the Effective Date. Such prorations shall, insofar as feasible, be determined and paid at the Closing, with best efforts to achieve final settlement of such prorations within 30 days after the Closing. Seller shall be responsible for payment of all unpaid rent, common area maintenance expenses and real property taxes through the Effective Date. Seller shall be responsible for payments to employees pursuant to Section 2.3(a)(i).


                                  ARTICLE III

                                    CLOSING

         3.1 Closing. The Closing of the transactions contemplated herein (the "Closing") shall be at 10:00 a.m. on the Closing Date at the offices of Latham & Watkins, 701 "B" Street, Suite 2100, San Diego, California, unless the parties hereto otherwise agree.





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
         3.2     Conveyances at Closing.

                 (a) Instruments and Possession. To effect the sale and transfer referred to in Section 2.1 hereof, Seller will, at the Closing, execute and deliver to Buyer:

                          (i)     one or more bills of sale, in the form
attached hereto as Exhibit B, conveying in the aggregate all of Seller's owned personal property included in the Purchased Assets;

                          (ii)    subject to Section 9.2, Assignment of Lease
substantially in the form attached hereto as Exhibit C, with respect to the Lease;

                          (iii)   Assignment and Acceptance of Purchased
Assets, substantially in the form of Exhibit D attached hereto, with respect to the Contract Rights;

                          (iv)    the Ancillary Agreements; and

                          (v)     such other instruments as shall be reasonably
requested by Buyer to vest in Buyer title in and to the Purchased Assets in accordance with the provisions hereof.

                 (b) Instruments; Payment. Upon the terms and subject to the conditions contained herein, at the Closing Buyer shall execute and deliver to Seller:

                          (i)     an instrument of assumption substantially in
the form attached hereto as Exhibit E, evidencing Buyer's assumption, pursuant to Section 2.2, of the Assumed Liabilities (the "Assumption Document");

                          (ii)    such other instruments as shall be reasonably
requested by Seller; and

                          (iii)   payment of the portion of the Purchase Price
required to be paid at the Closing pursuant to Section 2.4.

                 (c) Form of Instruments. To the extent that a form of any document to be delivered hereunder is not attached as an Exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Buyer and Seller.

                 (d) Certificates. Buyer and Seller shall deliver the certificates and other matters described in Articles VII and VIII.

                 (e) Consents. Subject to Section 9.2, Seller shall deliver all Permits that are transferrable and any third party consents as contemplated by this Agreement.





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
                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER

                 Seller and Shareholder each hereby represents and warrants to Buyer as follows, except as otherwise set forth on the Disclosure Schedule, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

         4.1 Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Seller is duly qualified to do business as a corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect on the Purchased Assets or the Business. Copies of the Articles of Incorporation and Bylaws of Seller, and all amendments thereto, heretofore delivered to Buyer are accurate and complete as of the date hereof.
Schedule 4.1 contains a true, correct and complete list of all jurisdictions in which Seller is qualified to do business as a foreign corporation. Shareholder is the record and beneficial owner of all outstanding capital stock of Seller.

         4.2 Subsidiaries. Seller does not have any Subsidiaries which are used by Seller in the conduct of the Business or which own any of the Assets. Neither Seller nor Shareholder has any direct or indirect stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, joint venture or other entity, except for Cameron Nursery and Turf Products, Inc., a California corporation ("Cameron Nursery"), and Turfmakers, Inc., a Nevada corporation ("Turfmakers Nevada"), each of which is owned exclusively by Shareholder. Turfmakers Nevada is not an active corporation and does not conduct any business. Seller and Shareholder understand that Turfmakers Nevada, as an affiliate of both Seller and Shareholder, is subject to the Covenants Not to Compete attached as Exhibits F and G hereof. Shareholder shall disolve Turfmakers Nevada promptly following the Closing.

         4.3 Authorization. Seller has all requisite power and authority, and has taken all corporate action necessary, to own, lease and operate the Purchased Assets, to conduct the Business as it is presently being conducted, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly approved by the boards of directors and shareholder of Seller. No other corporate proceedings on the part of Seller are necessary to authorize this Agreement and the transactions contemplated hereby. Shareholder has all requisite power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party. This Agreement has been duly executed and delivered by Shareholder and Seller and is a legal, valid and binding obligation of Shareholder and Seller enforceable against each of them in accordance with its terms, subject to equitable principles and remedies. Shareholder is acquiring the shares of Buyer's common stock issuable hereunder for his own account without a view to distribution thereof, except in accordance with the Securities Act of 1933, as amended (the "Securities Act"). Shareholder is an "accredited investor" within the meaning of the rules and regulations promulgated under the Securities Act.

         4.4 Assets. Excluding the Leased Real Property, Seller has and will transfer good and marketable title to the Purchased Assets and upon the consummation of the transactions contemplated





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
hereby, Buyer will acquire good title to all of the Purchased Assets, free and clear of any Encumbrances.

         4.5 Facility. Schedule 4.5 contains the Lease with respect to the Facility. Schedule 4.5 also sets forth all modifications which must be made prior to the Closing with respect to the Lease (the "Lease Modifications"). Such Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect; no event of default has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default thereunder on the part of Seller; and Seller and Shareholder have no knowledge of the occurrence of any event of default which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default thereunder by any other party.

                 (a) Actions. Except as set forth on Schedule 4.5, there are no pending or, to the best knowledge of Seller, threatened condemnation proceedings with respect to the Facility, or litigation or administrative actions relating to the Facility.

                 (b) Leases or Other Agreements. Except for the Facility Lease set forth in Schedule 4.5, there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any person the right to purchase, use or occupy the Facility, or any real property in connection with the Business or any portion thereof or interest in the Facility or real property.

                 (c) Facility Lease and Leased Real Property. With respect to the Facility Lease, Seller has and will transfer to Buyer at the Closing an unencumbered interest in the Leasehold Estate. Seller enjoys peaceful and undisturbed possession of the Leased Real Property, subject to the rights set forth in the Lease of the fee owner, and to be best of Seller's knowledge, Seller has in all material respects performed all the obligations required to be performed by it through the date hereof.

                 (d) Certificate of Occupancy. To the best of Seller's knowledge, the Facility has received all required approvals of governmental authorities (including without limitation Permits and a certificate of occupancy or other similar certificate permitting lawful occupancy of the Facility) required in connection with the operation of the Business at Facility.

                 (e) Utilities. The Facility is supplied with utilities at the lessee's expense (including without limitation water, sewage, disposal, electricity and telephone) and other services necessary for the operation of the Facility as currently operated.

                 (f) Improvements, Fixtures and Equipment. The improvements constructed on the Facility, including without limitation all Leasehold Improvements, and all Fixtures and Equipment and other tangible assets owned, leased or used by Seller at the Facility are (i) insured to the extent and in a manner customary in the industry, (ii) structurally sound with no known material defects, (iii) to Seller's best knowledge, in good operating condition and repair, subject to ordinary wear and tear, (iv) to Seller's best knowledge, not in need of maintenance or repair except for ordinary routine maintenance and repair, the cost of which would not be material, (v) sufficient for the operation of the Business as presently conducted and (vi) in conformity, in all material respects, with all applicable laws, ordinances, orders, regulations and other requirements relating thereto currently in effect. None of the improvements is subject to any commitment or other arrangement for their sale or use by any affiliate of Seller or third parties. Schedule 4.5(f) contains a list of all of the equipment owned by Seller and used at the Facility and the approximate fair market value of each piece of equipment so listed.

                 (g) No Special Assessment. Seller has not received notice of any special assessment relating to the Facility or any portion thereof and there is no pending or threatened special assessment.

         4.6     Contracts and Leases.

                 (a) Contracts. Schedule 4.6 sets forth a complete and accurate list of all Contracts and Leases of the following categories:

                          (i)     Contracts not made in the ordinary course of
Seller's Business;

                          (ii)    Employment contracts and severance
agreements, including without limitation Contracts (A) to employ or terminate executive officers or other personnel and other contracts with present or former officers, directors or shareholders of Seller or (B) that will result in the payment by, or the creation of any commitment or obligation (absolute or contingent) to pay on behalf of Buyer or Seller any severance, termination, "golden parachute," or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

                          (iii)   Labor or union contracts;

                          (iv)    Distribution, franchise, license, sales,
commission, consulting agency or advertising contracts related to the Assets or the Business or which are not cancelable on thirty (30) calendar days notice;

                          (v)     Options with respect to any property, real or
personal, whether Seller shall be the grantor or grantee thereunder;

                          (vi)    Contracts involving expenditures or
liabilities, actual or potential, in excess of $10,000 or otherwise material to the Business or the Assets;

                          (vii)   Contracts or commitments relating to
commission arrangements with others;

                          (viii)  Promissory notes, loans, agreements,
indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money in connection with the Business, individually in excess of or in the aggregate in excess of $10,000, whether Seller shall be the borrower or guarantor thereunder or whereby any Assets are pledged (excluding credit provided by Seller in the ordinary course of Seller's Business to purchasers of its products);

                          (ix)    Contracts containing covenants limiting the
freedom of Seller or any officer, director, shareholder or affiliate of Seller, to engage in any line of business or compete with any person;

                          (x)     Any Contract with the United States, state or
local government or any agency or department thereof involving expenditures or liabilities in excess of $10,000;

                          (xi)    Leases of real property; and

                          (xii)   Leases of personal property not cancelable
(without liability) within 30 calendar days.

Seller has delivered to Buyer true, correct and complete copies of all of the Contracts listed on Schedule 4.6, including all amendments and supplements thereto, except Contracts not included as Purchased Assets.

                 (b) Absence of Breaches or Defaults. All of the Contracts are valid and in full force and effect. Seller has duly performed all of its obligations under the Contracts to the extent those obligations to perform have accrued, and no material violation of, or material default or breach under any Contracts by Seller or any other party has occurred and neither Seller nor any other party to Seller's best knowledge has repudiated any provisions thereof.

                 (c) Product Warranty. Seller has committed no act, and there has been no omission, which may result in, and there has been no occurrence which may give rise to, product liability or liability for breach of warranty (whether covered by insurance or not) on the part of Seller, with respect to products designed, manufactured, assembled, repaired, maintained, delivered or installed or services rendered prior to or on the Closing Date.

         4.7 Permits. Seller has all Permits required to conduct the Business as now being conducted, except such Permits the failure of which to obtain would not have a material adverse effect on the Purchased Assets or the Business. All Permits of Seller are valid and in full force and effect and are listed on Schedule 4.7. Except as disclosed on Schedule 4.7 hereto, no notice to, declaration, filing or registration with, or Permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by Shareholder or Seller in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby. Schedule 4.7 sets forth all consents required for the assignment by Seller to Buyer of the rights, benefits and claims and Buyer's assumptions of obligations under the Contracts. Except as set forth on Schedule 4.7, (a) none of the rights of Seller in the Contracts or Permits transferred to Buyer will be materially impaired by reason of the consummation of the transactions contemplated by this Agreement, and (b) all of the rights of Seller in those Contracts assumed by Buyer will be enforceable by Buyer after the Closing to the same extent as if such transactions had not been consummated. All lessors under Leases have, or will have prior to the Closing Date, subject to the provisions of Section 9.2 hereof, consented (where such consent is necessary) to the assignment of the Leases by Seller to Buyer.

         4.8 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will (a) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Seller, (b) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the Assets under, any of the terms, conditions or provisions of any Contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, Lease, franchise, Permit, agreement, or other instrument or obligation
(i) to which Seller is a party or (ii) by which the Assets are bound, (c) violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award, (d) impose any Encumbrance, restriction or charge on the Assets or the Business except in the case of each of clauses (a), (b), (c) and (d) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Encumbrances which, in the aggregate would not have a material adverse effect on the Assets, the Business or on the ability of Shareholder or Seller to consummate the transactions contemplated hereby.

         4.9 Financial Statements. Seller has heretofore delivered to Buyer the Financial Statements. The Financial Statements and all subsequent interim financial statements provided by Seller to Buyer (a) are in accordance with the books and records of Seller, (b) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby and (c) fairly and accurately present the results of operations for the periods then ended subject only to normal year-end adjustments with respect to any interim financial statements.

         4.10 Books and Records. Seller has made and kept (and given Buyer access to) Books and Records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of Seller. The minute books of Seller previously delivered to Buyer accurately and adequately reflect all action previously taken by the shareholders, board of directors and committees of the board of directors of Seller. The copies of the stock book records of Seller previously delivered to Buyer are true, correct and complete, and accurately reflect all transactions effected in Seller's stock through and including the date hereof.

         4.11 Litigation. Except as set forth on Schedule 4.11, there is no action, order, writ, injunction, judgment or decree outstanding or any claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit or investigation (collectively, "Actions") pending or, to the best of Seller's knowledge, threatened or anticipated (a) against, related to or affecting (i) Seller, the Business or the Assets, (ii) any officers or directors of Seller as such, or (iii) any shareholder of Seller in such shareholder's capacity as a shareholder of Seller, (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement (c) that involve the risk of criminal liability, or (d) in which Seller is a plaintiff, including any derivative suits brought by or on behalf of Seller. Seller is not in default with respect to or subject to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against Seller, the Business or the Assets. There is not a reasonable likelihood of an adverse determination of any pending Actions.

         4.12 Labor Matters. Seller is not a party to any labor agreement with respect to its employees with any labor organization, union, group or association and there are no employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice. In the last five years, Seller has not experienced any attempt by organized labor or its representatives to make Seller conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of Seller. There is no labor strike or labor disturbance pending or, to the best of Seller's knowledge, threatened against Seller nor is any grievance currently being asserted, and in the past five years Seller has not experienced a work stoppage or other labor difficulty. To the best of Seller's knowledge, Seller is in compliance in all material respects with all applicable laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours and is not and has not engaged in any unfair labor practice. There is no unfair labor practice charge or complaint against Seller pending before the National Labor Relations Board or any other domestic or foreign governmental agency arising out of conduct of the Business, and to the best of Seller's knowledge, there are no facts or information which would give rise thereto.

         4.13 Liabilities. Other than Excluded Liabilities, Seller has no material liabilities, obligations or commitments of any nature (whether absolute, accrued, contingent or otherwise and whether matured or unmatured related to or otherwise connected to the Business), including without limitation Tax liabilities due or to become due, except liabilities arising under Contracts, Leases, letters of credit, purchase orders, licenses, Permits, purchase agreements and other agreements, business arrangements and commitments described in the Disclosure Schedule (and under those Contracts which are not required to be disclosed on the Disclosure Schedule). Schedule 4.13 hereto contains a complete and accurate list of all of Seller's creditors and the amounts owed to each of them.

         4.14 Compliance with Law. Seller and the conduct of the Business have not violated and are in compliance with all laws, statutes, ordinances, regulations, rules and orders of any foreign, federal, state or local government and any other governmental department or agency, and any judgment, decision, decree or order of any court or governmental agency, department or authority, including without limitation Environmental Laws, relating to the Assets or the Business or operations of Seller, except where the violation or failure to comply, individually or in the aggregate, would not have a material adverse effect on the Assets or the Business. Seller and the conduct of the Business are in conformity with all energy, public utility, zoning, building and health codes, regulations and ordinances, OSHA and Environmental Laws and all other foreign, federal, state, and local governmental and regulatory requirements, except where any nonconformity would not have a material adverse effect on the Assets or the Business. Seller has not received any notice to the effect that, or otherwise been advised that, it is not in compliance with any such statutes, regulations, rules, judgments, decrees, orders, ordinances or other laws, and Seller and Shareholder have no reason to anticipate that any existing circumstances are likely to result in violations of any of the foregoing which failure or violation could, in any one case or in the aggregate, have a material adverse effect on the Assets of the Business.

         4.15 No Brokers. Neither Seller nor any of its officers, directors, employees, shareholders or affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Buyer or any of its affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

         4.16 No Other Agreements to Sell the Assets. Neither Seller nor any of its officers, directors, shareholders or affiliates have any commitment or legal obligation, absolute or contingent, to any other person or firm other than the Buyer to sell, assign, transfer or effect a sale of any of the Assets (other than inventory in the ordinary course of business), to sell or effect a sale of a majority of the capital stock of Seller, to effect any merger, consolidation, liquidation, dissolution or other reorganization of Seller, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

         4.17    Proprietary Rights.

                 (a) Proprietary Rights. Schedule 4.17 lists all of Seller's domestic or foreign federal, state and foreign registrations of trademarks and of other marks, trade names or other trade rights, and all pending applications for any such registrations and all of Seller's patents and copyrights and all pending applications therefor, in which Seller has any interest whatsoever, whether or not registered, that are used by or on behalf of Seller in connection with the Business (collectively, "Proprietary Rights"). Seller has no patents, or pending patents. The Proprietary Rights listed in the Disclosure Schedule are all those used by Seller in connection with the Business. Shareholder has conveyed to Seller all of his right, title and interest in any Proprietary Rights used in connection with the Business.

                 (b) Royalties and Licenses. No person has a right to receive a royalty or similar payment in respect of any Proprietary Rights whether or not pursuant to any contractual arrangements entered into by Seller. Seller has no licenses granted, sold or otherwise transferred by or to it nor other agreements to which it is a party, relating in whole or in part to any of the Proprietary Rights.

                 (c) Ownership and Protection of Proprietary Rights. Seller owns and has the sole right to use each of the Proprietary Rights. Except as set forth in the Disclosure Schedule and except for applications pending, all of the trademarks listed in the Disclosure Schedule have been duly issued and except as set forth in the Disclosure Schedule, all of the other Proprietary Rights exist, are registered and are subsisting. None of the Proprietary Rights is involved in any pending or threatened litigation. Seller has not received any notice of invalidity or infringement of any rights of others with respect to such trademarks. Seller has taken all reasonable and prudent steps to protect the Proprietary Rights from infringement by any other firm, corporation, association or person. To the best of Seller's knowledge, no other firm, corporation, association or person (i) has the right to use any such trademarks on the goods on which they are now being used in Seller's market area either in identical form or in such near resemblance thereto as to be likely, when applied to the goods of any such firm, corporation, association or person, to cause confusion with the trademarks or to cause a mistake or to deceive, (ii) has notified Seller or Shareholder that it is claiming any ownership of or right to use such Proprietary Rights, or (iii) is infringing upon any such Proprietary Rights in any way. To the best of Seller's knowledge, Seller's use of the Proprietary Rights is not infringing upon or otherwise violating the rights of any third party in or to such Proprietary Rights, and no proceedings have been instituted against or notices received by Seller or Shareholder that are presently outstanding alleging that Seller's use of the Proprietary Rights infringes upon or otherwise violates any rights of a third party in or to such Proprietary Rights. To the best of Seller's knowledge, all of the Proprietary Rights are valid and enforceable rights of Seller in Seller's market area and will not cease to be valid and in full force and effect by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement. To the best of Seller's knowledge, there are not, and it is reasonably expected that after the Closing there will not be, any restrictions on Seller's, or Buyer's, as the case may be, right to sell products manufactured by Seller or Buyer, as the case may be, in connection with the Business.

         4.18    Employee Plans.

                 Buyer shall not incur or assume any liability with respect to any Employee Plan involving any employee or former employee of Seller as a result of the transactions contemplated by this Agreement.

         4.19 Transactions with Certain Persons. Except as set forth on the Disclosure Schedule, no officer, director or employee of Seller nor any member of any such person's immediate family is presently, or within the past five years has been, a party to any transaction with Seller relating to the Business, including without limitation, any contract, agreement or other arrangement (a) providing for the furnishing of services by, (b) providing for the rental of real or personal property from, or (c) otherwise requiring payments to (other than for services as officers, directors or employees of Seller) any such person or corporation, partnership, trust or other entity in which any such person has an interest as a shareholder, officer, director, trustee or partner.

         4.20    Tax Matters.

                 (a) Filing of Tax Returns. Seller (and any affiliated group of which Seller is now or has been a member) has timely filed with the appropriate taxing authorities all returns (including without limitation information returns and other material information) in respect of Taxes required to be filed through the date hereof and will timely file any such returns required to be filed on or prior to the Closing Date. To the best of Seller's knowledge, the returns and other information filed are complete and accurate in all material respects. Except as specified in Schedule 4.20, neither Seller, nor any group of which Seller now or was a member, has requested any extension of time within which to file returns (including without limitation information returns) in respect of any Taxes, which returns have not been filed. Seller has delivered to Buyer complete and accurate copies of Seller's federal, state and local tax returns for the past three years.

                 (b) Payment of Taxes. To the best of Seller's knowledge, all Taxes, in respect of periods beginning before the Closing Date, have been timely paid, or will be timely paid, or an adequate reserve has been established therefor, as set forth in the Disclosure Schedule or the Financial Statements, and Seller does not have any material liability for Taxes in excess of the amounts so paid or reserves so established.

                 (c) Audits, Investigations or Claims. Except as set forth in the Disclosure Schedule, the consolidated federal income tax returns of Seller have not been examined by the Internal Revenue Service for all periods to and including those set forth in the Disclosure Schedule, and except to the extent shown therein, no material deficiencies for Taxes, have been claimed, proposed or assessed by any taxing or other governmental authority against Seller. To the best of Seller's knowledge, except as set forth in the Disclosure Schedule, there are no pending or threatened audits, investigations or claims for or relating to any material additional liability in respect of Taxes, and there are no matters under discussion with any governmental authorities with respect to Taxes that in the reasonable judgment of Seller, or its attorneys or accountants, is likely to result in a material additional liability for Taxes. Audits of federal, state, and local returns for Taxes by the relevant taxing authorities have been completed for each period set forth in the Disclosure Schedule and, except as set forth in the Disclosure Schedule, Seller has not been notified that any taxing authority intends to audit a return for any period. Except as set forth in the Disclosure Schedule, to the best of Seller's knowledge, no extension of a statute of limitations relating to Taxes is in effect with respect to Seller.

                 (d) Lien. There are no liens for Taxes (other than for current Taxes not yet due and payable) on the Assets.

                 (e) Foreign Person. Seller is not a person other than a United States person within the meaning of the Code.

         4.21 Insurance. Seller has maintained policies of fire, liability, title, worker's compensation, product liability on the Business, the Assets or its employees. Such insurance provides, and during such period provided, coverage to the extent and in the manner (a) customary for the industry in which Seller is engaged and (b) as may be required by law and by any and all Contracts to which Seller is a party. Seller is not in default under any of such policies or binders, and Seller has not failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion. There are no facts upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders. No insurer has advised Seller that it intends to reduce coverage, increase premiums or fail to renew existing policy or binder. There are no outstanding unresolved claims under any such policies or binders. To the best of Seller's knowledge, all policies and binders provide sufficient coverage for the risks insured against, are in full force and effect on the date hereof and shall be kept in full force and effect through the Closing Date.

         4.22 Inventories. The values at which inventories are shown on Seller's most current balance sheet have been determined in accordance with the normal valuation policy of Seller, consistently applied and in accordance with generally accepted accounting principles. The Inventory (and items of Inventory acquired or manufactured subsequent to the date of such balance sheet) consists only of items of quality and quantity commercially usable and salable in the ordinary course of business, except for any items of obsolete material or material below standard quality, all of which have been written down to realizable market value, or for which adequate reserves have been provided, and the present quantities of all inventories are reasonable in the present circumstances of Seller's business. Seller shall have removed all ferric sulphate from the Facility prior to the Closing Date.

         4.23 Purchase Commitments. As of the date of this Agreement, to the best of Seller's knowledge, there are no claims against Seller to return merchandise by reason of alleged overshipments, defective merchandise or otherwise, or of merchandise in the hands of customers under an understanding that such merchandise would be returnable. To the best of Seller's knowledge, no outstanding purchase or outstanding lease commitment of Seller presently is in excess of the normal, ordinary and usual requirements of the Business or was made at any price in excess of the now current market price or contains terms and conditions more onerous than those usual and customary in the Business. To the best of Seller's knowledge, there is no outstanding bid, proposal, Contract or unfilled order which relates to the Assets which will or would, if accepted, have a material adverse effect, individually or in the aggregate, on the Business or the Assets.

         4.24 Payments. Seller has not, directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the Business, Assets or operations of Seller, which is, or may be with the passage of time or discovery, illegal under any federal, state or local laws of the United States (including without limitation the U.S. Foreign Corrupt Practices' Act) or any other country having jurisdiction; and Seller has not participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers.

         4.25 Suppliers. Schedule 4.25 sets forth a complete and accurate list of the names of Seller's suppliers.

         4.26    Compliance With Environmental Laws.

                 (a)      Definitions.  The following terms, when used in this
Section 4.26, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

                          (i)     "Release" shall mean and include any
spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment or the workplace of any Hazardous Substance, and otherwise as defined in any applicable Environmental Law.

                          (ii)    "Hazardous Substance" shall mean any quantity
of asbestos, urea formaldehyde, PCB's, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products, any radioactive substance, any toxic, infectious, reactive, corrosive, ignitible or flammable chemical or chemical compound and any other hazardous substance, material or waste (as defined in or for purposes of any applicable Environmental Law), whether solid, liquid or gas.

                 (b) Compliance With Applicable Environmental Laws. The Facility has been maintained in compliance with all applicable federal, state and local laws, statutes, ordinances, regulations, rules, judgments, orders, notice requirements, court decisions, agency guidelines or principles of law, restrictions, licenses, with respect to the Facility in effect on the Closing Date, which (i) regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, handling or disposal of hazardous, toxic or otherwise dangerous substances, wastes or materials (whether gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including without limitation protection of the health and safety of employees or (ii) impose liability with respect to any of the foregoing, including without limitation the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), Resource Conservation & Recovery Act (42 U.S.C. Section 6901 et seq.) ("RCRA"), Safe Drinking Water Act (21 U.S.C. Section 349, 42 U.S.C. Section Section 201, 300f), Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), Clean Air Act (42 U.S.C. Section 7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) ("CERCLA"), or any other similar federal, state or local law of similar effect, each as amended ("Environmental Laws").

                 (c) Facility. The Facility is, and at all times has been at all times when leased or operated by Seller, leased and operated in compliance with all applicable Environmental Laws and in a manner that will not give rise to any liability under any applicable Environmental Laws;

                 (d) Permits. Seller has, and at all times has had, all Permits required under any applicable Environmental Law and the Facility is, and at all times has been, in compliance with all such Permits;

                 (e) Permits Required. The consummation of any of the transactions contemplated by this Agreement will not require an application for issuance, renewal, transfer or extension of, or any other administrative action regarding, any Permit required under any applicable Environmental Law;

                 (f) Notice of Violation. Seller has not received any notice at any time that it is or was claimed to be in violation of or in non-compliance with the conditions of any Permit required under any applicable Environmental Law or the provisions of any applicable Environmental Law;

                 (g) Pending Actions. There is not now pending or threatened, nor any basis for, nor has there ever been, any Action against Seller under any applicable Environmental Law or otherwise with respect to any Release or mishandling of any Hazardous Substance;

                 (h) Judgments. There are no consent decrees, judgments, judicial or administrative orders or agreements with, or liens by, any governmental authority or quasi-governmental entity relating to any applicable Environmental Law which regulate, obligate, bind or in any way affect Seller or the Facility;

                 (i) Hazardous Substances. There is not and has not been any Hazardous Substance used, generated, treated, stored, transported, disposed of, handled or otherwise existing on, under, about or from the Facility, except for quantities of any such Hazardous Substances stored or otherwise held on, under or about the Facility in full compliance with all applicable Environmental Laws and necessary for the operation of the Business;

                 (j) Handling of Hazardous Substances. Seller has at all times used, generated, treated, stored, transported, disposed of or otherwise handled its Hazardous Substances in compliance with all applicable Environmental Laws and in a manner that will not result in liability of Seller under any applicable Environmental Law;

                 (k) Environmental Conditions. There are no present or past Environmental Conditions (as defined below) in any way relating to the Business, and the Leased Real Property. "Environmental Conditions" means the introduction into the environment of any Hazardous Substance (whether or not upon the Leased Real Property, or other property of the Business) as a result of which Seller has or may become liable to any person or by reason of which the Leased Real Property or any of the Assets may suffer or be subjected to any lien;

                 (l) CERCLA or RCRA. No current or past use, generation, treatment, transportation, storage, disposal or handling practice of Seller with respect to any Hazardous Substance has or will result in any liability under the CERCLA or RCRA or any state or local law of similar effect, as in effect on the Closing Date;

                 (m) Storage Tank or Pipeline. There is not now and has not been at any time in the past any underground or above-ground storage tank or pipeline at the Facility where the installation, use, maintenance, repair, testing, closure or removal of such tank or pipeline was not in compliance with all applicable Environmental Laws and there has been no Release from or rupture of any such tank or pipeline, including without limitation any Release from or in connection with the filling or emptying of such tank;

                 (n) Environmental Audits or Assessments. True, complete and correct copies of the written reports, and all parts thereof, including any drafts of such reports if such drafts are in the possession or control of Seller, of all environmental audits or assessments which have been conducted at the Facility or any Former Facility within the past five years, either by Seller or any attorney, environmental consultant or engineer engaged for such purpose, have been delivered to Buyer and a list of all such reports, audits and assessments and any other similar report, audit or assessment of which Seller has knowledge is included on the Disclosure Schedule;

                 (o) Indemnification Agreements. Except as set forth in the Leases and on Schedule 4.26, Seller is not a party, whether as a direct signatory or as successor, assign or third party beneficiary, or otherwise bound, to any Lease or other Contract (excluding insurance policies disclosed on the Disclosure Schedule) under which Seller is obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning environmental conditions;

                 (p) Releases or Waivers. Except as set forth in the Leases and on Schedule 4.26, Seller has not released any other person from any claim under any applicable Environmental Law or waived any rights concerning any Environmental Condition; and

                 (q) Notices, Warnings and Records. Seller has given all notices and warnings, made all reports, and has kept and maintained all records required by and in material compliance with all applicable Environmental Laws.

         4.27 Material Misstatements Or Omissions. No representations or warranties by Seller in this Agreement, nor any document, exhibit, statement, certificate or schedule heretofore or hereinafter furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, including without limitation the Disclosure Schedule, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact known to Seller necessary to make the material statements or facts contained therein not misleading.


                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF BUYER

                 Buyer hereby represents and warrants to Seller as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct, to Shareholder and Seller as follows:

         5.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nebraska.

         5.2 Authorization. Buyer has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly approved by the board of directors of Buyer and the shareholders of Buyer. No other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

         5.3 No Conflict or Violation. To the best of Buyer's knowledge, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (a) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Buyer, (b) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, franchise, Permit, agreement or other instrument or obligation (i) to which Buyer is a party or (ii) by which its assets are bound, (c) violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award, except in the case of each of clauses (a), (b) and (c) above, for such violations, conflicts, breaches and defaults which, in the aggregate, would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

         5.4 No Brokers. Neither Buyer nor any of its officers, directors, employees, shareholders or affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Seller or any of its affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.


                                   ARTICLE VI

                         COVENANTS OF SELLER AND BUYER

                 Shareholder, Seller and Buyer each covenant with the other as follows:

         6.1 Further Assurances. Upon the terms and subject to the conditions contained herein, each of the parties hereto agrees, both before and after the Closing, (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (iii) to cooperate with each other in connection with the foregoing, including using their respective best efforts
(A) to obtain all necessary waivers, consents and approvals from other parties to the Contracts and Leases to be assumed by Buyer; provided, however that Buyer shall not be required to make any payments, commence litigation or agree to modifications of the terms thereof in order to obtain any such waivers, consents or approvals, (B) to obtain all necessary Permits as are required to be obtained under any federal, state, local or foreign law or regulations, (C) to defend all Actions challenging this Agreement or the consummation of the transactions contemplated hereby, (D) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (E) to effect all necessary registrations and filings, including without limitation submissions of information requested by governmental authorities, and (F) to fulfill all conditions to this Agreement.

         6.2     No Solicitation.

                 (a) No Solicitation. From the date hereof through the Closing or the earlier termination of this Agreement, each of Shareholder, Seller and their Representatives shall not, and shall cause each of their respective shareholders or Representatives (including without limitation investment bankers, attorneys and accountants), not to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any corporation, partnership, person or other entity or group, other than Buyer and its Representatives, concerning any sale of all or a portion of the Purchased Assets or the Business, or of any shares of capital stock of Seller, or any merger, consolidation, liquidation, dissolution or similar transaction involving Seller (each such transaction being referred to herein as a "Proposed Acquisition Transaction"). Seller and its subsidiaries shall not, directly or indirectly, through any officer, director, employee, representative, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) or entity relating to any Proposed Acquisition Transaction or participate in any negotiations regarding, or furnish to any other person any information with respect to Seller or any of its subsidiaries for the purposes of, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to seek or effect a Proposed Acquisition Transaction. Seller hereby represents that it is not now engaged in discussions or negotiations with any party other than Buyer with respect to any of the foregoing. Seller shall notify Buyer promptly (orally and in writing) if any such written offer, or any inquiry or contact with any person with respect thereto, is made and shall provide Buyer with a copy of such offer and shall keep Buyer informed on the status of any negotiations regarding such offer. Seller agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Seller is a party.

                 (b) Notification. Seller and Shareholder will promptly notify Buyer if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested with respect to any Proposed Acquisition Transaction and notify Buyer of the terms of any proposal which it may receive in respect of any such Proposed Acquisition Transaction, including without limitation the identity of the prospective purchaser or soliciting party.

         6.3 Notification of Certain Matters. From the date hereof through the Closing, Shareholder and Seller shall give prompt notice to Buyer of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate in any material respect and (b) any material failure of Shareholder, Seller, or any of their respective affiliates, or of any of their respective shareholders or Representatives, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition.

         6.4     Access to Information and Facilities.

                 From the date hereof through the Closing, Seller shall, and shall cause its officers, directors, employees and agents to, afford the Representatives of Buyer and its affiliates complete access at all reasonable times upon prior notice and appointment to the Assets for the purpose of inspecting the same, and to the officers, employees, agents, attorneys, accountants, properties, Books and Records and Contracts of Seller, and shall furnish Buyer and its Representatives all operating and other data and information as Buyer or its affiliates, through their respective Representatives, may reasonably request.

         6.5 Conduct of Business. From the date hereof through the Closing, Seller shall, except as contemplated by this Agreement, or as consented to by Buyer in writing which consent will not be unreasonably withheld, operate the Business in the ordinary course of the Business and substantially in accordance with past practice and will not take any action inconsistent with this Agreement or with the consummation of the Closing. Without limiting the generality of the foregoing, Seller shall not, except as specifically contemplated by this Agreement:

                 (a) enter into, extend, materially modify, terminate or renew any Contract or Lease, except in the ordinary course of Seller's business or pursuant to the Lease Modification;

                 (b) sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the Assets, or any interests therein, except in the ordinary course of the Business and, without limiting the generality of the foregoing, Seller will produce, maintain and sell inventory consistent with its past practices;

                 (c) incur any obligations or liability for long-term interest bearing indebtedness or, except in the ordinary course of the Business, incur any other obligation or liability with respect to the Business;

                 (d)      (i)     take any action with respect to the grant of
any bonus, severance or termination pay (otherwise than pursuant to policies or agreements of Seller in effect on the date hereof that are described on the Disclosure Schedule) or with respect to any increase of benefits payable under its severance or termination pay policies or agreements in effect on the date hereof or increase in any manner the compensation or fringe benefits of any employee or pay any benefit;

                          (ii)    make any change in the key management
structure of Seller with respect to the Business, including without limitation the hiring of additional officers or the termination of existing officers;

                          (iii)   except in the ordinary course of the
Business, adopt, enter into or amend any Employee Plan, agreement (including without limitation any collective bargaining or employment agreement), trust, fund or other arrangement for the benefit or welfare of any employee;

                 (e) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of any corporation, partnership, association or other business organization or division thereof;

                 (f) willingly allow or permit to be done, any act by which any of the Insurance Policies may be suspended, impaired or canceled;

                 (g) fail to pay its accounts payable and any debts owed or obligations due to it, or pay or discharge when due any liabilities, in the ordinary course of the Business;

                 (h) enter into, renew, modify or revise any agreement or transaction with Shareholder or any of his affiliates;

                 (i) fail to maintain the Assets in substantially their current state of repair, excepting normal wear and tear or fail to replace consistent with Seller's past practice inoperable, worn-out or obsolete or destroyed Assets;

                 (j) fail to comply in any material respect with all laws applicable to it, the Assets and the Business;

                 (k) intentionally do any other act which would cause any representation or warranty of Shareholder or Seller in this Agreement to be or become untrue in any material respect; or

                 (l) enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder.


                                  ARTICLE VII

              CONDITIONS TO SELLER'S AND SHAREHOLDER'S OBLIGATIONS

                 The obligations of Seller and Shareholder to consummate the transactions provided for hereby are subject, in the discretion of Seller and Shareholder, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller and Shareholder:

         7.1 Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Buyer shall have performed and satisfied all material agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

         7.2 Consents. All Permits and waivers necessary to the consummation of the transactions contemplated hereby, including all required third party consents (to the extent not waived) shall have been obtained.

         7.3 No Proceedings, Litigation or Laws. No Action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to (a) materially affect the right or ability of Buyer to own, operate, possess or transfer the Purchased Assets after the Closing, or (b) materially damage Seller if the transactions contemplated hereunder are consummated. There shall not be any statute, rule or regulation that makes the purchase and sale of the Business or the Assets contemplated hereby illegal or otherwise prohibited.

         7.4 Certificates. Buyer shall furnish Seller with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by Seller.

         7.5 Corporate Documents. Seller shall have received from Buyer resolutions adopted by the board of directors of Buyer approving this Agreement and the transactions contemplated hereby, certified by Buyer's corporate secretary.

         7.6 Documents. Buyer shall have executed and delivered each of the documents described in Section 3.2 hereof.

         7.7 Payment of Purchase Price. Buyer shall have delivered to Seller the portion of the Purchase Price required to be paid at the Closing.


                                  ARTICLE VIII

                       CONDITIONS TO BUYER'S OBLIGATIONS

                 The obligations of Buyer to consummate the transactions provided for hereby are subject, in the discretion of Buyer, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer:

         8.1 Representations, Warranties and Covenants. All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Seller and Shareholder shall have performed and satisfied all material agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

         8.2 Consents. All Permits and waivers necessary to the consummation of the transactions contemplated hereby and for the operation of the Business by Buyer (including, without limitation, all required third party consents to the assignment of the Leases and Contracts to be assumed by Buyer) shall have been obtained. Any Lease Modifications set forth on Schedule 4.5 shall have been obtained.

         8.3 No Proceedings or Litigation. No Action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to damage Buyer materially if the transactions contemplated hereby are consummated, including without limitation any material adverse effect on the right or ability of Buyer to own, operate, possess or transfer the Purchased Assets after the Closing. There shall not be any statute, rule or regulation that makes the purchase and sale of the Business or the Assets contemplated hereby illegal or otherwise prohibited.

         8.4 Certificates. Shareholder and Seller shall furnish Buyer with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by Buyer.

         8.5 Material Changes. Since the date of this Agreement, there shall not have been any material adverse change with respect to the Business or the Assets.

         8.6 Corporate Documents. Buyer shall have received from Seller resolutions adopted by the board of directors of Seller approving this Agreement and the transactions contemplated hereby, certified by Seller's corporate secretary.

         8.7 Due Diligence Review. In the reasonable discretion of Buyer, Buyer shall be satisfied on the basis of a good faith diligence review of Seller's Books and Records, Financial Statements, and other records and accounts of the Business that there has been no material breach of the representations and warranties or the pre-closing covenants of Shareholder or Seller made pursuant to this Agreement.

         8.8 Conveyancing Documents; Release of Encumbrances. Seller shall have executed and delivered each of documents described in Section 3.2 hereof so as to effect the transfer and assignment to Buyer of all right, title and interest in and to the Purchased Assets, and Seller shall have filed (where necessary) and delivered to Buyer all documents necessary to release the Assets from all Encumbrances, which documents shall be in a form reasonably satisfactory to Buyer's counsel. Specifically, Seller shall have delivered to Buyer (i) confirmations from Palm Springs Bank, FSB, Willamette Seed Co., and International Seeds, Inc. releasing their security interests in the Assets contingent upon receipt of the payments described in Section 2.4 hereof, and
(ii) appropriate UCC termination statements executed by such creditors for filing with the offices of the Secretaries of State of California, Oregon and Nevada, as applicable, immediately following payment of the amounts described in Section 2.4.

         8.9 Permits. Buyer shall have obtained or been granted the right to use all Permits necessary to its operation of the Business.

         8.10 Other Agreements. Seller and Shareholder shall have executed and delivered the Ancillary Agreements in the forms attached as exhibits hereto.

         8.11 Tax Clearance Certificate. Seller shall provide Buyer with a clearance certificate or similar document(s) that may be required by any state taxing authority in order to relieve Buyer of any obligation to withhold any portion of the Purchase Price.


                                   ARTICLE IX

                      RISK OF LOSS; CONSENTS TO ASSIGNMENT

         9.1 Risk of Loss. From the date hereof through the Closing Date, all risk of loss or damage to the property included in the Assets shall be borne by Seller, and thereafter shall be borne by Buyer. If any significant portion of the Assets is destroyed or damaged by fire or any other cause on or prior to the Closing Date, other than use, wear or loss in the ordinary course of the Business, Seller shall give written notice to Buyer as soon as practicable after, but in any event within five (5) calendar days of, discovery of such damage or destruction, the amount of insurance, if any, covering such Assets and the amount, if any, which Seller is otherwise entitled to receive as a consequence. Prior to the Closing, Buyer shall have the option, which shall be exercised by written notice to Seller within ten (10) calendar days after receipt of Seller's notice or if there is not ten (10) calendar days prior to the Closing Date, as soon as practicable prior to the Closing Date, of (a) accepting such Assets in their destroyed or damaged condition in which event Buyer shall be entitled to the proceeds of any insurance or other proceeds payable with respect to such loss and subject to
Section 10.3(f), to indemnification for any uninsured portion of such loss pursuant to Section 10.3, and the full Purchase Price shall be paid for such Assets, (b) excluding such Assets from this Agreement, in which event the Purchase Price shall be reduced by the amount allocated to such Assets, as mutually agreed between the parties or (c) if more than a significant portion of the Assets are destroyed or damaged, terminating this Agreement in accordance with Section 11.1. If Buyer accepts such Assets, then after the Closing, any insurance or other proceeds shall belong, and shall be assigned to, Buyer without any reduction in the Purchase Price; otherwise, such insurance proceeds shall belong to Seller.

         9.2 Consents to Assignment. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract, Lease, license, sales order, purchase order or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way materially adversely affects the rights of Buyer thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Buyer would not receive all such rights, Seller will cooperate with Buyer, in all reasonable respects, to provide to Buyer the benefits under any such Contract, Lease, license, sales order, purchase order, claim or right including without limitation enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise.


                                   ARTICLE X

                 ACTIONS BY SELLER AND BUYER AFTER THE CLOSING

         10.1    Books and Records; Tax Matters.

                 (a) Books and Records. Each party agrees that it will cooperate with and make available to the other party, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including without limitation attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees. All information received pursuant to this Section 10.1(a) shall be subject to the terms of
Section 11.11.

                 (b) Cooperation and Records Retention. Seller and Buyer shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any tax return of the other for any period. Without limiting the generality of the foregoing, Buyer and Seller shall each retain, until the applicable statutes of limitations have expired, copies of all tax returns, supporting work schedules, and other records or information that may be relevant to such returns for all tax periods or portions thereof ending on or before the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

                 (c) Payment of Liabilities. Following the Closing Date, Seller shall pay promptly when due all of the debts and liabilities of Seller relating to the Business, including any liability for Taxes, other than Assumed Liabilities; provided, however, this covenant shall not apply to that portion (or all) of any debt that Seller is contesting in good faith.

         10.2 Survival of Representations, Etc. All statements contained in the Disclosure Schedule or in any certificate, schedule, exhibit or instrument or conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the parties hereunder. The representations, warranties, covenants and agreements of Seller, Shareholder and Buyer contained herein shall survive the consummation of the transactions contemplated hereby and the Closing Date. All such representations and warranties and all claims and causes of action with respect thereto shall terminate upon expiration of five years after the Closing Date. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any Claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein. Notwithstanding the foregoing, the obligations set forth under Section 10.4 hereof shall expire only as provided under such Section 10.4.

         10.3    Indemnifications.

                 (a) By Seller and Shareholder. Seller and Shareholder shall jointly and severally indemnify, save and hold harmless Buyer, its affiliates and subsidiaries, and its and their respective Representatives, from and against any and all costs, losses (including without limitation diminution in value), Taxes, liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including without limitation interest, penalties, costs of mitigation, losses in connection with any Environmental Law (including without limitation any clean-up or remedial action), lost profits and other losses resulting from any shutdown or curtailment of operations, damages to the environment, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, "Damages"), incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation made by Seller or Shareholder in or pursuant to this Agreement; (ii) any breach of any covenant or agreement made by Seller or Shareholder in or pursuant to this Agreement; (iii) any Excluded Liability or (iv) any successor liability imposed upon Buyer by reason of Buyer's status as transferee of the Business or the Purchased Assets.

                 The term "Damages" as used in this Section 10.3 is not limited to matters asserted by third parties against Seller or Buyer, but includes Damages incurred or sustained by Seller or Buyer in the absence of third party claims. Payments to third parties by Buyer of amounts for which Buyer is indemnified hereunder, and payments to third parties by Seller of amounts for which Seller is indemnified, shall not be a condition precedent to recovery. Seller's and Shareholder's obligation to indemnify Buyer, and Buyer's obligation to indemnify Seller, shall not limit any other rights, including without limitation rights of contribution which either party may have under statute or common law.

                 (b) By Buyer. Buyer shall indemnify and save and hold harmless Seller and its respective affiliates and subsidiaries, and its respective Representatives from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation made by Buyer in or pursuant to this Agreement; (ii) any breach of any covenant or agreement made by Buyer in or pursuant to this Agreement; (iii) from and after the Closing, any Assumed Liability; or (iv) operation of the Business by Buyer from and after the Closing.

                 (c) Cooperation. The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

                 (d) Defense of Claims. If a claim for Damages (a "Claim") is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall, subject to Section 10.2, give written notice (a "Claim Notice") to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.3. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen
(15) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, and
(iii) to compromise or settle such Claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. If the indemnifying party fails to assume the defense of such Claim within fifteen (15) calendar days after receipt of the Claim Notice, the indemnified party against which such Claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the indemnifying party; provided, however, that such Claim shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnified party assumes the defense of the claim, the indemnified party will keep the indemnifying party reasonably informed of the progress





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
of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 10.3 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or judgment.

                 (e) Buyer's Right of Offset. Anything in this Agreement to the contrary notwithstanding, subject to the provisions of Section 10.3(d), Buyer may withhold and set off against any other amounts otherwise due Seller pursuant to this Agreement any amount as to which Seller is obligated to indemnify Buyer pursuant to any provision of this Section 10.3.

                 (f) Product and Warranty Liability. The provisions of this Section 10.3 shall cover, without limitation, all obligations and liabilities of whatsoever kind, nature or description relating, directly or indirectly, to product liability, litigation or claims (i) against Buyer in connection with, arising out of, or relating to products sold or shipped from the Facility by Seller prior to the Closing Date and (ii) against Seller and Shareholder in connection with, arising out of, or relating to, products sold or shipped from the Facility by Buyer from and after the Closing Date.

                 (g) Brokers and Finders. Pursuant to the provisions of this Section 10.3, each of Buyer and Seller shall indemnify, hold harmless and defend the other party from the payment of any and all broker's and finder's expenses, commissions, fees or other forms of compensation which may be due or payable from or by the indemnifying party, or may have been earned by any third party acting on behalf of the indemnifying party in connection with the negotiation and execution hereof and the consummation of the transactions contemplated hereby.

                 (h)      Limitation.  No party shall be liable under this
Section 10.3 for any Claim until the amount otherwise due any other party entitled to indemnification hereunder exceeds Ten Thousand Dollars ($10,000) in the aggregate, in which case such indemnifying party will be liable to the indemnified party for all such amounts in excess of Ten Thousand Dollars ($10,000).

         10.4 Bulk Sales. Although the obligations of Buyer to consummate the transactions provided for hereby are not conditioned upon Seller's compliance with the Bulk Sales Act or similar laws, Seller hereby agrees that the indemnity provisions of Section 10.3 hereof shall apply to any Damages of Buyer arising out of or resulting from the failure of Seller or Buyer to comply with any such laws.

         10.5 File Exchange Act Reports. Buyer agrees to file, for a period of one year beginning February 7, 1999, the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the Commission thereunder (or, if Buyer is not required to file such reports, will upon the request of Seller or Shareholder, make publicly available, at Buyer's own cost and expense, other information for a period of up to four months) and will take such further action as Seller or Shareholder may reasonably request, all to the extent required from time to time to enable Seller or Shareholder to sell the shares of Buyer's common stock issuable hereunder without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or
(ii) any similar rule or regulation hereafter adopted by the Commission.

                                   ARTICLE XI

                                 MISCELLANEOUS

         11.1    Termination.

                 (a) Termination. This Agreement may be terminated at any time prior to Closing:

                          (i)     By mutual written consent of Buyer, Seller
and Shareholder;

                          (ii)    By Buyer or Seller and Shareholder if the
Closing shall not have occurred on or before February 28, 1997 or on such other date mutually agreed to by Buyer and Seller; provided however, that this provision shall not be available to Buyer if Seller has the right to terminate this Agreement under clause (iv) of this Section 11.1, and this provision shall not be available to Seller and Shareholder if Buyer has the right to terminate this Agreement under clause (iii) of this Section 11.1;

                          (iii)   By Buyer, at its option, if there is a
material breach of any representation or warranty set forth herein or any covenant or agreement to be complied with or performed by Seller or Shareholder pursuant to the terms of this Agreement or the material failure of a condition set forth in Article VIII to be satisfied (and such condition is not waived in writing by Buyer) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in
Article VIII to be satisfied on or prior to the Closing Date, provided that Buyer may not terminate this Agreement prior to the Closing if Seller has not had an adequate notice and opportunity to cure such breach or failure; or

                          (iv)    By Seller and Shareholder, at their option,
if there is a material breach of any representation or warranty set forth herein or of any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement or the failure of a condition set forth in Article VII to be satisfied (and such condition is not waived in writing by Seller) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in
Article VII to be satisfied on or prior to the Closing Date; provided that, Seller and Shareholder may not terminate this Agreement prior to the Closing Date if Buyer has not an adequate notice and opportunity to cure such breach or failure.

                 (b) In the Event of Termination. In the event of termination of this Agreement as permitted by Section 11.1(a), (i) each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; (ii) the provisions of Section 11.11 shall continue in full force and effect; and (iii) in the event this Agreement is terminated by Buyer pursuant to Section 11.1(a)(iii), Seller shall be obligated to return to Buyer its initial deposit of $100,000. The foregoing provisions shall not limit or restrict the availability of specific performance, other injunctive relief or other contractual remedies to the extent that specific performance or such other relief or remedies would otherwise be available to a party hereunder.

         11.2 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties; except that Buyer





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
may, with Seller's consent, which consent shall not be unreasonably withheld, assign all such rights to any lender as collateral security and assign all such rights and obligations to a wholly-owned subsidiary (or a partnership controlled by Buyer) or subsidiaries of Buyer or to a successor in interest to Buyer which shall assume all obligations and liabilities of Buyer under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise. In the event of any such assignment, Buyer shall not be released from any of its obligations or liabilities pursuant to this Agreement and any document executed in connection herewith and shall remain primarily liable for all such obligations and liabilities.

         11.3 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

                 If to Shareholder or Seller, addressed to:

                          Turfmakers, Inc.
                          P.O. Box 1983
                          Palm Springs, CA 92263

                 With a copy to:

                          Schlect, Shevlin & Shoenberger
                          P.O. Box 2744
                          801 East Tahquitz Canyon Way, Suite 100
                          Palm Springs, CA 92263-2711
                          Attention: Daniel T. Johnson, Esq.

                 If to Buyer, addressed to:

                          Eco Soil Systems, Inc.
                          10890 Thornmint Road #200
                          San Diego, California 92127
                          Attention: William B. Adams

                 With a copy to:

                          Latham & Watkins
                          701 "B" Street, Suite 2100
                          San Diego, CA  92101
                          Attention: Thomas A. Edwards, Esq.

to such other place and with such other copies as either party may designate as to itself by written notice to the others.





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
         11.4 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California, except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

         11.5 Entire Agreement; Amendments and Waivers. This Agreement and the Ancillary Agreements, together with all exhibits and schedules hereto and thereto (including the Disclosure Schedule), constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         11.6 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.7 Expenses. Except as otherwise specified in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

         11.8 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

         11.9 Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         11.10 Public Statements and Press Releases. The parties hereto covenant and agree that, except as provided for hereinbelow, each will not from and after the date hereof make, issue or release any public announcement, press release, statement or acknowledgment of the existence of, or reveal publicly the terms, conditions and status of, the transactions provided for herein, without the prior written consent of the other party as to the content and time of release of and the media in which such statement or announcement is to be made; provided, however, that in the case of announcements, statements, acknowledgments or revelations which either party is required by law to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the party so required to do so by law shall not constitute a breach of this Agreement.

         11.11   Confidential Information.

                 (a) No Disclosure. The parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed except to consultants, advisors and affiliates, or as required by law, until such time as the parties make a public announcement regarding the transaction as provided in Section 11.10.

                 (b) Preservation of Confidentiality. In connection with the negotiation of this Agreement, the preparation for the consummation of the transactions contemplated hereby, and the performance of obligations hereunder, Buyer acknowledges that it will have access to confidential information relating to Seller, including technical, manufacturing or marketing information, ideas, methods, developments, inventions, improvements, business plans, trade secrets, scientific or statistical data, diagrams, drawings, specifications or other proprietary information relating thereto, together with all analyses, compilations, studies or other documents, records or data prepared by Seller or Buyer or their respective Representatives which contain or otherwise reflect or are generated from such information ("Confidential Information"). The term "Confidential Information" does not include information received by Buyer in connection with the transactions contemplated hereby which (i) is or becomes generally available to the public other than as a result of a disclosure by Buyer or its Representatives, (ii) was within Buyer's possession prior to its being furnished to Buyer by or on behalf of the Shareholder or Seller in connection with the transactions contemplated hereby, provided that the source of such information was not known by Buyer to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Shareholder or Seller or any other Person with respect to such information or (iii) becomes available to Buyer on a non-confidential basis from a source other than Shareholder or Seller or any of their respective Representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Shareholder or Seller or any other Person with respect to such information.

                 (c) Buyer shall treat all Confidential Information as confidential, preserve the confidentiality thereof and not disclose any Confidential Information, except to its Representatives and Affiliates in connection with the transactions contemplated hereby. Buyer shall use all reasonable efforts to cause its Representatives to treat all Confidential Information as confidential, preserve the confidentiality thereof and not disclose any Confidential Information. Buyer shall be responsible for any breach of this Agreement by any of its Representatives. If, however, Confidential Information is disclosed, Buyer shall immediately notify Seller in writing and take all reasonable steps required to prevent further disclosure.

                 (d) Until the Closing or the termination of this Agreement, all Confidential Information shall remain the property of the party who originally possessed such information. In the event of the termination of this Agreement for any reason whatsoever, Buyer shall, and shall cause its Representatives to, return to Shareholder and Seller all Confidential Information (including all copies, summaries and extracts thereof) furnished to Buyer by Shareholder or Seller in connection with the transactions contemplated hereby.

         11.12 Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

         11.13 Consent to Jurisdiction. Each party hereto irrevocably and unconditionally (1) agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought in the United States District Court for the Southern District of California or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the County of San Diego, California; (2) consents to the jurisdiction or any such court in any such suit, action or proceeding; and (3) waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court.

         11.14 Arbitration. Notwithstanding anything herein to the contrary, in the event that there shall be a dispute among the parties after the Closing arising out of or relating to this Agreement, including without limitation the indemnities provided in Article X, or the breach thereof, the parties agree that such dispute shall be resolved by final and binding arbitration in San Diego, California, administered by the American Arbitration Association ("AAA"), in accordance with AAA's commercial rules then in effect or such other procedures as the parties may agree to prior to the Closing. Depositions may be taken and other discovery may be obtained during such arbitration proceedings to the same extent as authorized in civil judicial proceedings.
Any award issued as a result of such arbitration shall be final and binding between the parties thereto, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought. The fees and expenses of such arbitration (including reasonable attorneys' fees) or any action to enforce an arbitration award shall be paid by the party that does not prevail in such arbitration.

         11.15 Attorneys' Fees. If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys' fees, incurred in connection with such action, including any appeal of such action, which shall be set by the judge and not a jury.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

TURFMAKERS, INC.                                 ECO SOIL SYSTEMS, INC.



By    /s/ Robert C. Maycock                   By    /s/ William B. Adams
      ---------------------------                   ---------------------------
      Name  Robert C. Maycock                       Name  William B. Adams
            ---------------------                   ---------------------------
      Its   President                               Its   CEO
            ---------------------                         ---------------------




/s/ Robert C. Maycock
---------------------------------
ROBERT MAYCOCK





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